UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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VAXART, INC.

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Vaxart Answers Additional Frequently Asked Questions from Retail Investors

Company Urges Stockholders to Vote FOR Reverse Stock Split Proposal by 11:59 p.m. Eastern Time on June 1, 2025

SOUTH SAN FRANCISCO, Calif., May 28, 2025 — Vaxart, Inc. (Nasdaq: VXRT) (the “Company” OR “Vaxart”) today answers additional frequently asked stockholder questions it has received from retail investors in advance of the Company’s Annual Meeting of Stockholders scheduled to take place on Monday, June 2, 2025.

“We appreciate the continued interest from our passionate and loyal stockholder base,” said Steven Lo, Chief Executive Officer of Vaxart. “Understanding their concerns and directly addressing their most frequently asked questions, we are hopeful that this additional information will be helpful as they consider the reverse stock split proposal.”

1.	Why did Vaxart adjourn the Annual Meeting?

a.

Vaxart adjourned the Annual Meeting because the Board of Directors (the “Board”) believes it's crucial for stockholders to have more time to vote, especially considering the potential delisting from Nasdaq. As disclosed in the Current Report on Form 8-K filed on December 31, 2024, Nasdaq provided the Company with an additional 180-day compliance period based on the Company’s written notice to Nasdaq of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary. If the Company does not regain compliance during the second 180-day period, then Nasdaq will notify the Company of its determination to delist the Company’s securities, at which point the Company would have an opportunity to appeal the delisting determination to a hearings panel. The Company has no assurance that an appeal will be successful. Therefore, adjourning allows more time for stockholders to understand these implications and vote on the proposal.

2.	Why did the Board adopt resolutions to reduce the authorized shares proportionally with the reverse stock split ratio?

a.

Developing a vaccine is a costly, capital-intensive endeavor. Biotech companies typically raise capital through a combination of equity investors, strategic partners, and grants. Effecting a reverse stock split without changing authorized shares in this industry is not uncommon since equity financing is a key component of the financing strategy allowing a biotech to develop its clinical products. However, based on investor feedback, the Company adopted resolutions to propose a proportional reduction in authorized shares along with the reverse stock split (subject to stockholders approving such reduction in authorized shares). The Company will call a special meeting to reduce the authorized shares shortly after implementing the reverse stock split. Amending the proposal could result in a delay of the annual meeting process and not allow Vaxart to potentially effect a reverse stock split by the June 30, 2025, the Nasdaq compliance deadline.

3.	Can Vaxart lower the high end of the proposed split ratio?

a.

If Proposal No. 2 is approved, the reverse stock split ratio will be determined near the Nasdaq compliance deadline taking into account the current stock price and to ensure the Company regains compliance and maintains compliance so as not to cause another deficiency. Based on investor feedback, Vaxart’s Board has committed to a high end of 1-for-20, compared to previously of 1-for-50.

4.	Is the Company concerned that shares will be shorted if the reverse stock split is effected?

a.

The Company is focused on moving its programs forward to drive additional potential value-creating catalysts including data readouts from norovirus and COVID-19, which it believes can drive investor interest. While the Company cannot control short selling, it reminds stockholders that a reverse stock split does not inherently increase shorting or cause dilution.

5.	Why not remove the reverse stock split and allow the share price to increase naturally?

a.

Given the fast-approaching June 30th Nasdaq compliance deadline, Vaxart believes the approval allowing the Board to effect a reverse split is the best chance at regaining Nasdaq compliance. While the Company would not implement the split if the share price naturally recovers before the deadline, its commitment to Nasdaq to effect a reverse stock split if needed makes it the current primary strategy for maintaining its listing.

6.	Why did Vaxart announce an underwritten offering shortly after receiving the Project NextGen award in June 2024?

a.

At the time of the award, Vaxart’s cash runway guidance was less than six months. With no immediate clinical data catalysts within that time frame, management used the opportunity to raise capital. The Board and Management considered it a prudent decision to raise $40 million, which enabled the Company to extend its cash runway over 12 months through this important offering. Also, there was no guarantee that the stock would remain at higher amounts for an extended period of time. While Vaxart had an at-the-market (ATM) offering in place during this time, the Company only raised $28.6 million from September 2021 to October 2024 from that ATM. As a result, the $40 million offering was the Company’s best opportunity to move multiple programs forward including norovirus, COVID-19, and flu to achieve new clinical data catalysts that will continue to drive interest.

7.	Now that the stop work order is lifted, does Vaxart have access to the full $460.7 million award amount?

a.

No. The award is structured primarily as a cost-reimbursable contract. Funds are primarily released as the company executes and incurs costs for the COVID-19 Phase 2b trial and earns a fixed fee. Typical fees for BARDA awards are in the single digit percent. The proceeds from this award are not enough to fund Vaxart’s operations and also advance other product candidates. By raising capital, Vaxart has been able to advance its norovirus clinical program and preclinical human papillomavirus (HPV) and avian influenza programs as well as execute the COVID-19 trial to earn the fee.

8.	Why did Vaxart not issue a press release after the stop work order lift for the BARDA-funded Project NextGen Award?

a.

Vaxart was not provided with any advance notice that the stop work order would be lifted. The importance of disclosing this information and the requirement for BARDA to review and approve press releases in advance as outlined in our agreement,  necessitated its immediate dissemination via a filing with the Securities and Exchange Commission (“SEC”). Vaxart continues to announce updates related to the Project NextGen award both in press releases and SEC filings. Vaxart encourages all investors to sign up for real-time email alerts here.

9.	What is the status of potential partnership as an alternative to dilutive financings?

a.

Vaxart has held many conversations with potential partners over the past few years and remains aggressive in exploring business development opportunities. We believe that our norovirus and other programs have potential with a partner, however, at this time more data from these programs are needed to further advance our discussions with potential partners

10.	Why doesn’t management communicate more frequently?

a.

Vaxart strives to communicate all material information in a timely manner. The Company webcasts management presentations and fireside chats at investor conferences, regularly hosts quarterly financial results calls and takes written questions from retail investors on the quarterly results calls, which we believe is more robust than similar biotech companies.

11.	Has management invested its own money in Vaxart?

a.

Yes. The Company has disclosed a number of key ownership positions, including new share purchases in the past month by Mr. Lo here. Additionally, certain management members have purchased shares through the Company’s employee stock purchase plan. In fact, a majority of the executive management team holds Vaxart shares. Management continues to believe that the current share price does not accurately reflect the full value of its oral pill vaccine platform and product candidates.

12.	Has the Company investigated dark pool trading or naked short selling of Vaxart shares?

a.

Vaxart continues to look into this matter and has asked others for definitive proof. The Company has discussed this situation with authorities and encourages you to do the same by providing proof, if available. To the Company’s knowledge, no one, including regulators, has come back and confirmed dark pool trading or naked short selling is occurring in Vaxart’s stock.

13.	How does Vaxart address rumors or speculative claims circulating on social media, message boards or chat forums?

a.

Vaxart welcomes the ongoing open dialogue amongst its stockholders, but cannot comment on or confirm every rumor or speculation found on unofficial platforms. The Company focuses on providing transparent and factual information through official channels so that stockholders can make an informed decision as it relates to Proposal No. 2 as well as other investment decisions. We encourage you to read our annual report on Form 10-K and other SEC filings as well as our press releases for an understanding of our business and the opportunity we believe exists for our potentially transformative oral vaccine technology for COVID-19, norovirus, avian influenza, HPV and potentially other infectious diseases.

Vaxart encourages all stockholders of record on March 26, 2025 who have not yet voted to do so by 11:59 p.m. Eastern Time on June 1, 2025. The Company also reminds those who have previously voted against Proposal No. 2 that they can change their vote in favor of the proposal.

If you have any questions or need assistance with voting, please contact Vaxart’s proxy solicitation firm:

Campaign Management, LLC

Toll-Free: 1-855-264-1527

Email: info@campaign-mgmt.com

About Vaxart

Vaxart is a clinical-stage biotechnology company developing a range of oral recombinant vaccines based on its proprietary delivery platform. Vaxart vaccines are designed to be administered using pills that can be stored and shipped without refrigeration and eliminate the risk of needle-stick injury. Vaxart believes that its proprietary pill vaccine delivery platform is suitable to deliver recombinant vaccines, positioning the company to develop oral versions of currently marketed vaccines and to design recombinant vaccines for new indications. Vaxart’s development programs currently include pill vaccines designed to protect against coronavirus, norovirus and influenza, as well as a therapeutic vaccine for human papillomavirus (HPV), Vaxart’s first immune-oncology indication. Vaxart has filed broad domestic and international patent applications covering its proprietary technology and creations for oral vaccination using adenovirus and TLR3 agonists.

Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are subject to the “safe harbor” created by those sections, concerning our business, operations, and financial performance and condition as well as our plans, objectives, and expectations for business operations, funding, financial performance and condition, and regaining compliance with the Nasdaq minimum bid price requirement. Any statements contained herein that are not of historical facts may be deemed to be forward-looking statements. You can identify these statements by words such as “anticipate,” “assume,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “should,” “will,” “would,” and other similar expressions that are predictions of or indicate future events and future trends. These forward-looking statements are based on current expectations, estimates, forecasts, and projections about our business and the industry in which we operate and management’s beliefs and assumptions and are not guarantees of future performance or development and involve known and unknown risks, uncertainties, and other factors that are in some cases beyond our control. As a result, any or all of our forward-looking statements in this press release may turn out to be inaccurate. Factors that could materially affect our business operations and financial performance and condition include, but are not limited to, those risks and uncertainties described under “Item 1A - Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024 and any risk factors disclosed in any subsequent Quarterly Reports on Form 10-Q. You are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. The forward-looking statements are based on information available to us as of the date of this press release. Unless required by law, we do not intend to publicly update or revise any forward-looking statements to reflect new information or future events or otherwise. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this press release.

Participants in the Solicitation

The Company and its directors, executive officers, and certain employees and other persons may be deemed to be participants in the solicitation of proxies from the Company's stockholders in connection with the business to be conducted at the annual meeting of stockholders. Investors and security holders may obtain more detailed information regarding the names, affiliations, and interests of the Company's directors and executive officers in the definitive proxy statement filed in connection with the annual meeting of stockholders as well as the Company’s other filings with the U.S. Securities and Exchange Commission (the “SEC”), all of which may be obtained free of charge at the website maintained by the SEC at www.sec.gov.

Contact

Vaxart Media and Investor Relations

Matt Steinberg

FINN Partners

IR@vaxart.com

(646) 871-8481